Exhibit 3.6

IBEX HOLDINGS LIMITED
(REGISTRATION #52447)
(THE “COMPANY”)
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES B CONVERTIBLE PREFERENCE SHARES
(THIS “CERTIFICATE OF DESIGNATION” )1

The Company HEREBY CERTIFIES that, pursuant to resolutions of the Board of Directors passed on December 21, 2018, the Company created its Series B Convertible Preference Shares, of par value US$0.0001 each, and that the designation, powers, preferences and rights and the qualifications, limitations and restrictions thereof are set forth in this Certificate of Designation, adopted on December 21, 2018:

Section 1.            Designation and Number of Series B Convertible Preference Shares. The designation of the preference shares authorized hereby shall be “Series B Convertible Preference Shares” (the “Series B Convertible Preference Shares”). The maximum number of Series B Convertible Preference Shares shall be 12,512,991.4665.

Section 2.             Dividends.

2A. General Obligation. When, as and if declared by the Board of Directors, to the extent permitted under the Act, the Company shall pay dividends to the holders of the Series B Convertible Preference Shares, as provided in this Section 2.

2B. Dividend Preference. The Company shall not declare nor pay any dividends or make any distribution upon any other class of shares of the Company, other than dividends pursuant to Section 2B of the Certificate of Designation, Preferences and Rights of Series A Convertible Preference Shares of the Company, until and unless the Aggregate Remaining Series B Preference Amount is $0.

2C. Participating Dividends. The holders of Series B Convertible Preference Shares shall not be entitled to any dividends in excess of the dividends payable pursuant to Section 2B.

Section 3.             Liquidation; Change of Control.

3A. Liquidation. On any voluntary or involuntary liquidation, dissolution or winding-up of the Company (a “Liquidation Event”), holders of Series B Convertible Preference Shares shall be entitled to receive in respect of their Series B Convertible Preference Shares prior and in preference to any distribution or payment made in respect of any other class of shares of the Company, proportionately according to the number of Series B Convertible Preference Shares held, an amount equal to the Aggregate Remaining Series B Preference Amount; provided that such payment is to be made initially from any cash proceeds received from or with respect to any Liquidation Event and from all other available cash, and then, to the extent such cash sums are insufficient to satisfy such payment, from any other available assets. If upon any such Liquidation Event, the Company’s assets to be distributed are insufficient to permit payment to the holders of Series B Convertible Preference Shares of the Aggregate Remaining Series B Preference Amount, then the entire assets available to be distributed shall be distributed to the holders of Series B Convertible Preference Shares proportionately according to the number of Series B Convertible Preference Shares held.

1         Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 8.

3B. Change of Control. Without limiting Section 3A, upon the occurrence of a transaction that constitutes a Change of Control,_holders of Series B Convertible Preference Shares shall be entitled to receive in respect of their Series B Convertible Preference Shares prior and in preference to any distribution or payment made in respect of any other class of shares of the Company, proportionately according to the number of Series B Convertible Preference Shares held, an amount equal to the Aggregate Remaining Series B Preference Amount. If the transaction proceeds available for payment to the Company’s shareholders in connection with any Change of Control transaction (whether by the Company or the buyer) is insufficient to permit payment to holders of Series B Convertible Preference Shares of the Aggregate Remaining Series B Preference Amount, then the entire transaction proceeds so available for payment shall be paid to the holders of Series B Convertible Preference Shares proportionately according to the number of Series B Convertible Preference Shares held. The Company shall not approve, adopt or enter into any agreement or arrangement relating to a Change of Control (or amend or modify any such agreement or arrangement) if such agreement or arrangement (or the effect of any such amendment or modification thereto) does not allocate the consideration to be paid in connection with such transaction in accordance with the preceding provisions of this Section 3B. In the event the consideration received in a Change of Control transaction is other than cash, its value will be deemed its fair market value, with any securities having a value equal to their Fair Market Value.

3C. Remaining Assets. If, following the completion of the distribution required by Section 3A or the payment of consideration required by Section 3B, as applicable, any assets remain in the Company or any transaction proceeds remain available for payment, the holders of Participating Shares shall receive all of the remaining assets of the Company or the remaining transaction proceeds, as applicable, and the holders of Series B Convertible Preference Shares shall not be entitled to any portion of such remaining assets or remaining transaction proceeds in respect of such Series B Convertible Preference Shares.

3D. Notice of Liquidation Event or Change of Control. Not less than ten (10) days prior to the payment date stated therein, the Company shall mail and send by reputable overnight courier written notice of any Liquidation Event or Change of Control transaction to each record holder of Series B Convertible Preference Shares, setting forth in reasonable detail an estimate of the amount of proceeds to be paid with respect to each Series A Convertible Preference Share, each Series B Convertible Preference Share, each Series C Convertible Preference Share, each Class A Common Share, each Class B Common Share and each other class of shares of the Company (if any) in connection with such Liquidation Event or Change of Control transaction (and the basis and methodology for determining such amounts). Notwithstanding the other provisions of this Certificate of Designation, the notice requirement in the preceding sentence may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding Series B Convertible Preference Shares that are entitled to such notice rights.

3E. Deemed Conversion Upon A Liquidation Event or Change of Control. Notwithstanding the above, for purposes of determining the amount each holder of Series B Convertible Preference Shares is entitled to receive in respect of such shares with respect to a Liquidation Event or a Change of Control, each such holder shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s Series B Convertible Preference Shares into Series C Convertible Preference Shares immediately prior to such Liquidation Event or Change of Control if, as a result of an actual such conversion, such holder would receive, in the aggregate, in respect of such holder’s Series B Convertible Preference Shares an amount greater than the amount such holder would receive, in the aggregate, in respect of such holder’s Series B Convertible Preference Shares if such holder did not convert such shares into Series C Convertible Preference Shares.

Section 4.            Voting Rights. The holders of Series B Convertible Preference Shares shall be entitled to notice of all meetings of members as and when such notice is provided to the holders of Class A Common Shares using the methods provided in accordance with the Bye-Laws or as otherwise required by applicable law. The holders of Series B Convertible Preference Shares shall be entitled to vote (on an as-converted basis), together with the holders of the Series A Convertible Preference Shares, the holders of Series C Convertible Preference Shares and the holders of Class A Common Shares voting together as a single class, on all matters (including the election of directors) submitted to the shareholders for a vote. The holders of Series B Convertible Preference Shares shall be entitled to the number of votes equal to the number of Series C Convertible Preference Shares into which the Series B Convertible Preference Shares held could be converted pursuant to the terms hereof as of the record date for such vote or, if no record date is specified, as of the date of such vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 5.             Conversion.

5A. Mandatory Conversion. All of the then issued Series B Convertible Preference Shares shall automatically convert into Series C Convertible Preference Shares, in accordance with the provisions of this Section upon (i) the consummation of a Qualified IPO, with such conversion only being effected at the time of and subject to the closing of the sale of securities by the Company pursuant to such Qualified IPO (in which case the Series C Convertible Preference Shares into which such Series B Convertible Preference Shares convert shall simultaneously convert into Class A Common Shares in accordance with the Certificate of Designation, Preferences and Rights of Series C Convertible Preference Shares) or (ii) the date specific by the written consent or agreement of the holders of a majority of the then outstanding Series B Convertible Preference Shares.

5B. Conversion Procedure.

(i)             Conversion pursuant to Section 5A above shall be automatic, without the need for any further action on behalf of the holders of Series B Convertible Preference Shares, and regardless of whether the certificates representing such shares (if any) are surrendered to the Company or its transfer agent.

(ii)            Each Series B Convertible Preference Share converted pursuant to this Section 5 shall be convertible into one Series C Convertible Preference Share. If the Series B Convertible Preference Shares or Series C Convertible Preference Shares undergo any share split, share consolidation or other similar recapitalization, then the provisions of this Section 5B(ii) shall be appropriately adjusted such that a holder of Series B Convertible Preference Shares shall receive upon conversion the same number of Series C Convertible Preference Shares such holder would have received if it had converted its Series B Convertible Preference Shares immediately prior to the such event.

(iii)           At the time any such conversion has been effected, the rights of the holder of the Series B Convertible Preference Shares converted (as a holder of such converted Series B Convertible Preference Shares) shall cease and such converted Series B Convertible Preference Shares shall cease to have the rights and restrictions of Series B Convertible Preference Shares provided hereby and shall convert to and become Series C Convertible Preference Shares, and the Person or Persons in whose name or names Series C Convertible Preference Shares are to be registered upon such conversion shall thereby become the holder or holders of record of such Series C Convertible Preference Shares.

(iv)        As soon as possible after a conversion has been effected (but in any event within five (5) Business Days following such conversion) the Company shall amend its register of members to effect the conversion and shall thereafter deliver to the converting holder:

(a)         a notice stating that the Series B Convertible Preference Shares have been converted and that any certificates evidencing Series B Convertible Preference Shares must be surrendered at the office of the Company;

(b)          a certificate or certificates representing the number of Series C Convertible Preference Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(c)          payment in cash of the amount payable under Section 5B(viii) below with respect to such conversion.

(v)         The issuance of certificates for Series C Convertible Preference Shares upon conversion of Series B Convertible Preference Shares shall be made without charge to the holders of such Series B Convertible Preference Shares for any issuance or stamp tax in respect thereof or other cost incurred by the Company in connection with such conversion into Series C Convertible Preference Shares. Upon conversion of each Series B Convertible Preference Share, the Company shall take all such actions as are necessary in order to ensure that the Series C Convertible Preference Shares resulting from such conversion shall be duly and validly issued, fully paid, and free and clear of all taxes, liens, charges and encumbrances except those created by the holder thereof.

(vi)        The Company shall not close its books against the transfer of Series B Convertible Preference Shares or Series C Convertible Preference Shares resulting from conversion of Series B Convertible Preference Shares in any manner that interferes with the timely conversion of Series B Convertible Preference Shares. The Company shall assist and cooperate with any holder of Series B Convertible Preference Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series B Convertible Preference Shares hereunder (including, without limitation, making any filings required to be made by the Company).

(vii)       The Company shall at all times reserve and keep available out of its authorized but unissued Series C Convertible Preference Shares, solely for the purpose of issuance upon the conversion of Series B Convertible Preference Shares, such number of Series C Convertible Preference Shares issuable upon the conversion of all outstanding Series B Convertible Preference Shares. All Series C Convertible Preference Shares which are so issuable shall, when issued, be duly and validly issued, fully paid, and free and clear of all taxes, liens, charges and encumbrances except those created by the holder thereof. The Company shall take all such actions as may be necessary to ensure that all Series C Convertible Preference Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Series C Convertible Preference Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action that would cause the number of authorized but unissued Series C Convertible Preference Shares to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series B Convertible Preference Shares.

(viii)        No fractional shares shall result from the conversion of any Series B Convertible Preference Shares, and the number of Series C Convertible Preference Shares resulting from such conversion shall be rounded down to the nearest whole share. The number of shares resulting from such conversion shall be determined on the basis of the total number of Series B Convertible Preference Shares the holder is at the time converting into Series C Convertible Preference Shares and the number of Series C Convertible Preference Shares which will result from such aggregate conversion. If the conversion would result in any fractional share, the Company shall, in lieu of such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ix)           If there occurs a change in the capitalization of the Company as permitted herein and if the Series C Convertible Preference Shares resulting from conversion of Series B Convertible Preference Shares are convertible into or exchangeable for any other shares or securities of the Company, the Company shall, at the converting holder’s option, upon surrender of the Series B Convertible Preference Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Series C Convertible Preference Shares, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the shares or securities into which the Series C Convertible Preference Shares resulting from conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

5C. Notices.

(i)          The Company shall give written notice to all holders of Series B Convertible Preference Shares at least ten (10) days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon any other class of shares of the Company, other than dividends pursuant to Section 2B of the Certificate of Designation, Preferences and Rights of Series A Convertible Preference Shares, (b) with respect to any pro rata subscription offer to holders of Series C Convertible Preference Shares or (c) for determining rights to vote with respect to any dissolution or liquidation.

(ii)         The Company shall also give written notice to the holders of Series B Convertible Preference Shares at least ten (10) days prior to the date on which any Qualified IPO shall take place.

Section 6.            Registration of Transfer. The Company shall keep at its principal office a register of members for the registration of holders of Series B Convertible Preference Shares. Upon the surrender of any certificate representing Series B Convertible Preference Shares at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series B Convertible Preference Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series B Convertible Preference Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Convertible Preference Shares represented by such new certificate from the date to which dividends have been fully paid on such Series B Convertible Preference Shares represented by the surrendered certificate.

Section 7.            Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Convertible Preference Shares, and in the case of any such loss, theft or destruction, upon receipt of an indemnity from such holder reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series B Convertible Preference Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Convertible Preference Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 8.              Definitions.

“Acceptable Exchange” means (i) any of the New York Stock Exchange, the NASDAQ National Market, the London Stock Exchange, the “AIM” market operated by the London Stock Exchange plc (“AIM”) or the Hong Kong Stock Exchange or (ii) any other recognized stock exchange approved by the Board of Directors, acting in good faith, including but not limited to the Stock Exchange of Singapore or the Dubai International Financial Exchange.

“Act” means the Companies Act 1981 (as amended).

“Aggregate Remaining Series B Preference Amount” means, from time to time, the excess, if any, of (a) $53,500,000 over (b) the sum of (i) aggregate amount of all declared but unpaid dividends on Series B Convertible Preference Shares, plus (ii) the aggregate amount of all dividends previously paid on Series B Convertible Preference Shares, plus (iii) the aggregate amount previously paid pursuant to Section 3A above on Series B Convertible Preference Shares, plus (iv) the aggregate amount previously paid pursuant to Section 3B above on Series B Convertible Preference Shares.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Bye-laws” means the bye-laws of the Company in force from time to time.

“Change of Control” means “ (i) the acquisition by any Person or Group of Persons, other than The Resource Group International Limited or an affiliate thereof, of beneficial ownership (as such term is used in the Securities Exchange Act of 1934) of more than 50% of (x) the then issued Common Shares determined assuming that all shares convertible into Common Shares have been so converted into Common Shares entitling such Person or Group of Persons to elect a majority of the members of the Board of Directors, except through the issuance of equity securities by the Company, or (y) (i) any sale or transfer of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis in any transaction or series of related transactions to any Person or Group of Persons other than The Resource Group International Limited or an affiliate thereof, and (iii) any amalgamation, merger or consolidation to which the Company or a subsidiary of the Company is a party, except for an amalgamation, merger or consolidation in which the holders of the issued capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the members of the Board of Directors immediately prior to such transaction shall, by themselves or by their respective affiliates, continue to own a sufficient quantity of the surviving entity’s issued capital stock or share capital to elect a majority of the members of the surviving entity’s board of directors immediately after such transaction.

“Class A Common Share” means any voting class A common share of the Company.

“Class B Common Share” means any non-voting class B common share of the Company.

“Common Share” means any common share of the Company, including any Class A Common Share and/or Class B Common Share.

“Convertible Preference Shares” means Series A Convertible Preference Shares, Series B Convertible Preference Shares and the Series C Convertible Preference Shares.

“Fair Market Value” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed (including any Acceptable Exchange), or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which “Fair Market Value” is being determined and the twenty (20) consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market System or the over-the-counter market, the “Fair Market Value” shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Common Shares then issued and outstanding, assuming that all Convertible Preference Shares then issued and outstanding have converted into Common Shares in accordance with their terms. The determination of the appraiser selected pursuant to the preceding sentence shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

“Qualified IPO” shall mean a firm commitment underwritten initial public offering of the Company’s Class A Common Shares resulting in net proceeds to the Company of at least US$20,000,000.

“Participating Shares” means Series A Convertible Preference Shares, Series C Convertible Preference Shares and Common Shares.

“Person” means an individual, a partnership, a company, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 9.             Governing Law. This Certificate of Designations shall be governed and construed in accordance with the Act.

Section 10.         Amendment and Waiver. No amendment, modification, waiver or change in the terms hereof through merger, amalgamation, or consolidation of the Company with another company or entity shall be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holders of at least a majority of the Series B Convertible Preference Shares outstanding at the time such action is taken.

Section 11.           Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by email, (iii) sent by registered or certified mail, postage prepaid with return receipt requested, or (iv) sent by reputable overnight courier service, fees prepaid, to (x) the Company, at its principal executive offices and (y) to any shareholder, at such shareholder’s address or email address as it appears in the records of the Company (unless otherwise indicated in writing by any such shareholder). Notices shall be deemed given upon personal delivery, upon receipt of return receipt in the case of delivery by mail, upon transmission in the case of delivery by email (unless a rejection message from the recipients email is received confirming non-delivery) or one day following deposit with an overnight courier service.

Section 12.          The Bye-laws. If there shall be any conflict between the provisions of this Certificate of Designations and the Bye-laws then, for so long as any Convertible Preference Shares are issued and outstanding, the provisions of this Certificate of Designations shall prevail.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a director.

SIGNED for and on behalf of
IBEX HOLDINGS LIMITED	Director